Exhibit 99.28(g)(xxi)

AMENDED AND RESTATED TWELFTH AMENDMENT TO CUSTODIAN AGREEMENT

This AMENDED AND RESTATED TWELFTH AMENDMENT to the Custodian Agreement (as defined below) is made and effective as of February 21, 2020 (the “Amendment”), by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”) and supersedes and replaces the former Thirteenth Amendment dated July 2, 2019 and existing Twelfth Amendment dated October 24, 2018.

WHEREAS, the Fund and Bessemer are parties to the Custodian Agreement, dated as of October 12, 1993, as amended as of May 2, 2001, September 1, 2004, September 1, 2005, December 6, 2006, July 31, 2008, September 1, 2010, April 27, 2011, November 16, 2011, June 25, 2014, July 22, 2015, November 20, 2017 and October 24, 2018 (the “Custodian Agreement”), pursuant to which Bessemer serves as custodian or co-custodian for certain series of the Fund;

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to reflect the creation of Old Westbury California Municipal Bond Fund and Old Westbury New York Municipal Bond Fund, each a new series, as set forth in Appendix A thereto; and

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to reflect a change to the custody fees paid with respect to assets representing non-U.S. investments;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.             Paragraph 21 of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

“During the term of this Agreement, the Fund will pay to Bessemer 0.065% of the average daily net assets of the Old Westbury Large Cap Strategies Fund, the Old Westbury All Cap Core Fund, and the Old Westbury All Cap ESG Fund representing non-U.S. investments; 0.015% of the average daily net assets of the Old Westbury Large Cap Strategies Fund, the Old Westbury All Cap Core Fund, and the Old Westbury All Cap ESG Fund representing U.S. investments; and 0.015% of the average daily net assets of the Old Westbury Small & Mid Cap Strategies Fund, the Old Westbury Fixed Income Fund, the Old Westbury Municipal Bond Fund, the Old Westbury California Municipal Bond Fund and the Old Westbury New York Municipal Bond Fund.”

2.             Appendix A to the Custodian Agreement is hereby deleted and replaced with Appendix A hereto.

3.             The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

4.             This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER TRUST COMPANY

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director

APPENDIX A

Old Westbury All Cap Core Fund
Old Westbury Large Cap Strategies Fund
Old Westbury Fixed Income Fund
Old Westbury Municipal Bond Fund
Old Westbury Small & Mid Cap Strategies Fund

Old Westbury All Cap ESG Fund

Old Westbury California Municipal Bond Fund

Old Westbury New York Municipal Bond Fund